EXHIBIT 99.1

350 South Grand Avenue, Suite 5100 Los Angeles, CALIFORNIA Phone: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792
Reliance Steel & Aluminum Co.
news release

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. ANNOUNCES A NEW $1.1 BILLION CREDIT
FACILITY AND SETTLEMENT OF EARLE M. JORGENSEN COMPANY’S TENDER
OFFER FOR ITS 9.75% SENIOR SECURED NOTES DUE 2012
     Los Angeles, CA — November 10, 2006 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has entered into a new $1.1 billion revolving credit facility. The five-year, unsecured syndicated credit facility may be increased to up to $1.6 billion at the Company’s request with approval from the lenders. The banking syndication with fifteen banks was led by Bank of America. The Company used funds from the new credit facility to fund the repurchase by Earle M. Jorgensen Company (“EMJ”) of its 9 3/4% senior secured notes due 2012 (the “Notes”) tendered pursuant to its previously announced tender offer and consent solicitation, and for working capital and general corporate purposes, including acquisitions, capital expenditures, debt repayments, dividend payments and stock repurchases. The new credit facility replaces the Company’s existing $700 million credit facility and its $100 million short-term credit facility. As of September 30, 2006, $600 million was drawn on the $700 million facility and $50 million was drawn on the $100 million facility.
     On November 9, 2006, the Company used funds borrowed under the new credit facility to fund the repurchase by EMJ of $249.7 million, or 99.9%, of the EMJ Notes. The tender offer expired on November 8, 2006. EMJ accepted for payment all Notes validly tendered and not withdrawn pursuant to the tender offer. The total amount paid to settle the purchase of the Notes, including the consent payment and accrued and unpaid interest, was $277.8 million.
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     Concurrent with the tender offer, EMJ solicited consents from holders of the Notes for certain amendments that eliminated substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sales and change of control offers), certain event of default provisions as well as provisions relating to the security interest that Holders had in the assets of EMJ, and modified or eliminated certain other provisions contained in the Indenture, the Notes and the related Security Agreement and Intercreditor Agreement. EMJ received the requisite consents to adopt the proposed amendments pursuant to the consent solicitation. EMJ and the Indenture trustee have executed a supplemental indenture in respect of such amendments, which supplemental indenture became effective when the tendered Notes were accepted for payment.
     J.P. Morgan Securities Inc. was the sole Dealer Manager for the tender offer and the consent solicitation. Global Bondholder Services Corporation was the Information Agent and the Depositary for the tender offer and the consent solicitation.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s and Earle M. Jorgensen Company’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2005, Earle M. Jorgensen Company’s Annual Report on Form 10-K for the year ended March 31, 2006, and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2006, and September 30, 2006.
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     This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to any securities. The tender offer and the consent solicitation were made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated October 12, 2006 and related materials.
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